UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	010-36056	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Wayside Road

Burlington, Massachusetts 01803

(Address of principal executive offices)

(781) 565-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Nuance Communications, Inc. (the “Company”) approved an amendment (the “Amendment”) to the existing employment agreement dated November 11, 2011, as amended November 12, 2013 (the “Employment Agreement”) with Paul Ricci, the Company’s Chairman and Chief Executive Officer. Except as modified by the Amendment, all other terms and conditions of the Employment Agreement remain unmodified and in full force and effect.

The Amendment extends the term of the Employment Agreement for an additional year through November 11, 2016. The term of the Employment Agreement may be extended for additional one-year terms upon the mutual written consent of the Company and Mr. Ricci at least 180 days prior to November 11, 2016 or the expiration of any successive one-year term. The Amendment provides that the Committee will set the performance goals for Mr. Ricci’s performance units aligned to fiscal year 2016 performance no later than the November 2015 Board of Directors meeting and that such goals will have the same scaling index used for fiscal 2015 performance shares.

The Amendment provides that the Company will continue to reimburse Mr. Ricci at the same levels as previously agreed to for (i) tax and financial planning services, (ii) car allowance and (iii) wellness benefits, during Mr. Ricci’s employment term. In addition, the Amendment also provides for the continuation of such allowances, as well as IT support while Mr. Ricci provides transition support, during the applicable severance period.

The Amendment eliminates the reimbursement to Mr. Ricci of up to two hundred and fifty thousand dollars ($250,000) for post-retirement medication coverage for a ten (10) year period.

The Amendment also revised certain severance terms of the Employment Agreement. In the event the Employment Agreement expires due to notice of non-renewal, or if the Agreement is terminated by Company for reasons other than cause, death or disability (as such terms are defined in the Employment Agreement), the Amendment provides that Mr. Ricci will receive the following revised or additional severance benefits through the term of the applicable severance period:

•	continuing payments equal to two (2) times Mr. Ricci’s base salary;

•	continuing payments equal to one and one half (1 1⁄2) times either (i) Mr. Ricci’s target performance bonus in effect during in the fiscal year ending prior to the year of termination, or (ii) Mr. Ricci’s actual bonus earned if greater than the target bonus in such year;

•	in the event Mr. Ricci is terminated due to a notice of non-renewal by Mr. Ricci or by the Company between April 1 and one-hundred and eighty (180) days prior to the end of the employment term, then the vesting of performance based stock units or shares of performance based restricted stock for which, as of the date the notice of non-renewal is given, and both the applicable performance period has not yet ended, and the performance period is scheduled to end in Company’s fiscal year in which the notice occurs, then the vesting of the units or shares will be determined by dividing the grant equally into two tranches, where the applicable performance goals for the first tranche will be based on the metrics/milestones aligned to the first half of the year, and actual performance at the end of the first half of the fiscal year will determine the portion of the first tranche (if any) that is eligible to vest, and the portion that is eligible to vest will vest on the last day of the employment term if Mr. Ricci remains employed through that date, with the remainder being forfeited. The original performance goals for the grant will apply to the second tranche and the performance goals will be deemed achieved at one hundred percent (100%) of target level, and such units or shares will vest on the last day of the employment term if Mr. Ricci does not terminate his employment before that date;

•	in the event Company provides a notice of non-renewal earlier than the last business day in March of any year or terminates Mr. Ricci for a reason other than cause, death or disability, the goals for any unvested performance based-restricted stock units or performance based shares of restricted stock will be deemed achieved at one hundred percent (100%) of target levels and will vest on the last day of Mr. Ricci’s employment; and

•	ability to participate in the Company’s group medical, dental and vision plans with Mr. Ricci paying the full cost, as determined by Company, for a period of ten (10) years following expiration of COBRA eligibility, to the extent such participation does not violate applicable law.

In the event the Employment Agreement is terminated due to death or disability, Mr. Ricci or his estate will continue to receive the amounts previously agreed to, except that the salary amount to be paid by Company will be two (2) times Mr. Ricci’s base salary, in addition to the other compensation provided.

If Mr. Ricci resigns for good reason or is terminated within twelve (12) months following a change of control for any reason other than cause, disability or death, Mr. Ricci will continue to receive the amounts previously agreed to, except that the salary amount to be paid by Company will be two and one half (2 1⁄2) times Mr. Ricci’s base salary in addition to the other compensation provided.

The Amendment provides that the Company will pay Mr. Ricci a lump sum payment of five hundred thousand dollars ($500,000) if the Employment Agreement: (i) expires due to non-renewal; (ii) is terminated by the Company for reasons other than cause; (iii) is terminated due to the death or disability of Mr. Ricci; (iv) is terminated due to Mr. Ricci resigning for good reason; or (v) is terminated within twelve (12) months following a change of control for any reason other than cause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: June 24, 2015	By:	/s/ Thomas Beaudoin
Thomas Beaudoin
Executive Vice President and Chief Financial Officer